                                                                   EXHIBIT 99.1


                                   EOTT ENERGY
                      P.O. BOX 4666, HOUSTON, TX 77210-4666


                                                 For more information, contact:

                                    Investors:  Mary Ellen Coombe, 713-993-5152
                                            Media:  Gretchen Weis, 713-385-8912

             EOTT ENERGY ANNOUNCES JURY AWARD IN LITIGATION AGAINST
              SHELL SUBSIDIARY, TEXAS NEW MEXICO PIPE LINE COMPANY


HOUSTON (July 9, 2003) - EOTT Energy LLC (OTC: EOTTV) announced that a 12-person jury in Midland, Texas, found Texas New Mexico Pipe Line Company, a wholly owned subsidiary of Shell Pipeline Company, was grossly negligent and committed willful misconduct related to an oil contamination spill near the Kniffen Estates subdivision in Midland in 1992. In addition, the jury found that Texas New Mexico Pipe Line Company committed fraud in failing to disclose the extent of environmental liabilities associated with the Kniffen Estates spill to EOTT Energy during the pipeline sale process.

         The jury awarded EOTT Energy approximately $6.2 million as reimbursement of remediation expenses incurred to date to clean up the spill at Kniffen Estates, and it is expected that EOTT Energy will also receive approximately $4.0 million in previously stipulated amounts related to landowner settlements, litigation costs incurred by EOTT Energy and interest. The jury also recommended awarding EOTT Energy an additional $50 million in punitive damages associated with the fraud. In addition, the court is to consider a request for specific performance of the Texas New Mexico Pipeline indemnity obligation, requiring the Shell Pipeline subsidiary to reimburse EOTT for future remediation costs. It is anticipated that the court will schedule a hearing in August to enter the judgement of the jury's verdict and the court will rule on final damage amounts due to EOTT Energy including consideration of any statutory limitation caps for punitive awards. Shell Pipeline Company has publicly stated that Texas New Mexico Pipe Line Company may appeal the verdict. As a result, EOTT Energy is unable at this time to determine when the judgement will be final.

         "We're pleased that the people of Midland have sent what we believe is a message to Texas New Mexico Pipe Line Company, its owners and to the industry that this is not the way to run a pipeline, not the way to handle leaks and spills, and not the way to sell a pipeline to someone else," said EOTT Energy Chairman and Chief Executive Officer Tom Matthews.

         The 1992 spill resulted in a significant groundwater contamination that was discovered in 2000 when oil began entering the homes of residents in Kniffen Estates through water wells. EOTT Energy bought pipeline assets from Texas New Mexico Pipe Line Company in 1999, and the groundwater contamination problem was discovered in 2000. EOTT Energy sued Texas New Mexico Pipeline in the

238th Judicial District Court in Midland County, Texas, to recover contamination clean-up costs and other related costs related to the oil spill.

ABOUT EOTT ENERGY LLC

EOTT Energy LLC is a major independent marketer and transporter of crude oil in North America. EOTT Energy also processes, stores, and transports MTBE, natural gas and other natural gas liquids products. EOTT Energy transports most of the lease crude oil it purchases via pipeline that includes 8,000 miles of intrastate and interstate pipeline and gathering systems and a fleet of more than 230 owned or leased trucks. For current information for EOTT Energy, please visit http://www.eott.com. FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS All statements, other than statements of historical fact, included in this press release are forward-looking statements, including, but not limited to, statements identified by the words "may", "will be" and "believe," and similar expressions and statements regarding our business strategy, plans and objectives for future operations. These statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to: the results of the District Court's hearing to finalize the judgement on the jury's verdict, the result of any possible appeal, and other factors beyond our control.

                                      #####


                                       6